Exhibit 99.1
FOR IMMEDIATE RELEASE
October 19, 2005
Contacts:
Barry Hulin, President and CEO — 702.821.4100
Dick Holtzclaw, EVP and CFO — 702.821.4100
VALLEY BANCORP STRONG EARNINGS TREND CONTINUES IN THIRD QUARTER
HIGHLIGHTS
•	Third quarter earnings of $1,453,000, up 65% from $879,000 in 3rd quarter 2004.

•	Third quarter earnings per diluted share of $0.49 up 4% from $0.47 in 3rd quarter 2004.

•	ROE and ROA of 14.51% and 1.63% respectively in 3rd quarter 2005.

•	Total net loans increased $96 million, up 51% from 3rd quarter 2004.
Las Vegas, Nevada — Valley Bancorp (NASDAQ: VLLY), the holding company for Valley Bank, today announced net income of $1,453,000 or $0.49 per diluted share for the quarter ended September 30, 2005, a 65% increase from net income of $879,000 for the third quarter of 2004. Valley also announced earnings for the nine months ended September 30, 2005 of $3,950,000 or $1.34 per diluted share, an 80% increase over the $2,192,000 earned during the same period in 2004.
Return on average assets and return on average equity for the quarter ended September 30, 2005 were 1.63% and 14.51% as compared to 1.51% and 19.47% for the same period in 2004, respectively. For the nine months ended September 30, 2005, return on average assets and return on average equity were 1.63% and 13.74%, respectively. The return on average equity for the third quarter 2005 was lower than the third quarter 2004 due to a higher average equity balance during the quarter resulting from the successful completion of the Initial Public Offering that closed on September 28, 2004.
Valley’s total assets grew $122 million or 49%, to $373 million at September 30, 2005 as compared to $251 million at September 30, 2004. At September 30, 2005, Valley’s total net loans were $282 million, total deposits were $316 million, and stockholders’ equity was $40 million.
Barry L. Hulin, President and Chief Executive Officer, stated, “I am extremely proud of the efforts of all the company’s employees during what was a challenging quarter. This strong performance was achieved not withstanding increased funding costs and the occupancy of our new headquarters and branch. With continued strength in the local economy, we remain optimistic for the balance of the year.”

Financial Performance Indicators for the Three and Nine Months Ended September 30, 2005 and 2004
(Dollars in thousands, except per share data)
(Unaudited)

	At September 30,		Change
	2005	2004	$ or #	%
Balance Sheet:
Loans net of Unearned Fees	$285,321	$188,614	$96,707	51.27%
Allowance for Loan Losses	$(2,841)	$(2,026)	$(815)	40.23%

Loans, net	$282,480	$186,588	$95,892	51.39%

Total Assets	$373,183	$251,244	$121,939	48.53%
Total Earning Assets	$358,104	$236,334	$121,770	51.52%
Total Investments	$75,624	$49,746	$25,878	52.02%
Total Deposits	$315,625	$214,417	$101,208	47.20%
Total Borrowed Funds	$15,436	$477	$14,959	3136.06%
Total Liabilities	$332,874	$216,003	$116,871	54.11%
Total Stockholders’ Equity	$40,309	$35,241	$5,068	14.38%

Common Shares Outstanding	2,824,901	2,789,228	35,673	1.28%
Book Value per Share	$14.27	$12.63	$1.64	12.96%

Allowance for Loan Losses to Total Loans	1.00%	1.07%		-0.07%
Total Stockholders’ Equity to Total Assets	10.80%	14.03%		-3.23%
Total Loans to Total Deposits & Borrowed Funds	85.33%	86.83%		-1.50%

	Three Months Ended September 30,		Change
	2005	2004	$ or #	%
Income Statement:
Interest Income	$6,199	$3,474	$2,725	78.44%
Interest Expense	$1,844	$670	$1,174	175.22%

Net Interest Income	$4,355	$2,804	$1,551	55.31%
Provision for Loan Losses	$324	$120	$204	170.00%
Non-interest Income	$66	$63	$3	4.76%
Non-interest Expense	$1,892	$1,414	$478	33.80%

Income before Income Taxes	$2,205	$1,333	$872	65.42%
Income Tax Expense	$752	$454	$298	65.64%

Net Income	$1,453	$879	$574	65.30%

Basic Earnings Per Share	$0.51	$0.48	$0.03	6.25%
Diluted Earnings Per Share	$0.49	$0.47	$0.02	4.26%

Weighted Average Shares — Basic	2,822,814	1,817,978	1,004,836	55.27%
Weighted Average Shares — Diluted	2,963,453	1,888,336	1,075,117	56.93%

Average Total Assets	$357,129	$232,629	$124,500	53.52%
Average Earning Assets	$342,827	$221,029	$121,798	55.10%
Average Stockholders’ Equity	$40,055	$18,059	$21,996	121.80%

Net Interest Margin (1)	5.04%	5.05%		-0.01%
Return on Assets (1)	1.63%	1.51%		0.12%
Return on Equity (1)	14.51%	19.47%		-4.96%
Non-interest Expense to Average Earning Assets (1)	2.21%	2.56%		-0.35%
Efficiency Ratio	42.80%	49.17%		-6.38%
Full Time Equivalent Employees	57	47	10	21.28%

	Nine Months Ended September 30,		Change
	2005	2004	$ or #	%
Income Statement:
Interest Income	$15,943	$9,536	$6,407	67.19%
Interest Expense	$4,363	$1,982	$2,381	120.13%

Net Interest Income	$11,580	$7,554	$4,026	53.30%
Provision for Loan Losses	$604	$506	$98	19.37%
Non-interest Income	$203	$224	$(21)	-9.38%
Non-interest Expense	$5,187	$3,946	$1,241	31.45%

Income before Income Taxes	$5,992	$3,326	$2,666	80.16%
Income Tax Expense	$2,042	$1,134	$908	80.07%

Net Income	$3,950	$2,192	$1,758	80.20%

Basic Earnings Per Share	$1.41	$1.25	$0.16	12.80%
Diluted Earnings Per Share	$1.34	$1.20	$0.14	11.67%

Weighted Average Shares — Basic	2,804,054	1,756,650	1,047,404	59.63%
Weighted Average Shares — Diluted	2,955,666	1,819,770	1,135,896	62.42%

Average Total Assets	$322,197	$220,629	$101,568	46.04%
Average Earning Assets	$308,547	$209,420	$99,127	47.33%
Average Stockholders’ Equity	$38,315	$17,371	$20,944	120.57%

Net Interest Margin (1)	5.02%	4.82%		0.20%
Return on Assets (1)	1.63%	1.32%		0.31%
Return on Equity (1)	13.74%	16.82%		-3.08%
Non-interest Expense to Average Earning Assets (1)	2.24%	2.51%		-0.27%
Efficiency Ratio	44.02%	50.69%		-6.67%

(1)	Annualized

Net Interest Income and Net Interest Margin
Net interest income for the third quarter of 2005 was $4.4 million. This represents an increase of $1.6 million or 55% as compared to $2.8 million for the third quarter of 2004. The increase was primarily a result of higher interest income from loans and other earning assets due to increased balances outstanding. Average earning assets increased by $122 million or 55% to $343 million for the quarter ended September 30, 2005 as compared to $221 million for the third quarter of 2004. The net interest margin for the quarter ended September 30, 2005 was 5.04% as compared to 5.05% for the same period in 2004.
For the nine months ended September 30, 2005, net interest income increased by $4.0 million or 53% to $11.6 million as compared to $7.6 million for the same period in 2004. Average earning assets for the nine-month period in 2005 totaled $309 million as compared to $209 million for the same period in 2004, an increase of $100 million or 48%. The net interest margin for the nine months ended September 30 2005 was 5.02% as compared to 4.82% for the same period in 2004. Rising interest rates and increasing loans and investment securities outstanding contributed to the improved net interest margin.
Distribution of Assets, Liabilities and Stockholders’ Equity; Interest Rates and Interest Differential

	Three Months Ended September 30,
	2005			2004
	Average	Interest	Average	Average	Interest	Average
	Balance	Income/	Yield/	Balance	Income/	Yield/
	(1)	Expense	Cost (2)	(1)	Expense	Cost (2)
	(Dollars in thousands)
Assets
Earning assets:
Loans (3) (4) (5)	$269,573	$5,541	8.15%	$181,289	$3,279	7.20%
Federal funds sold (6)	26,825	234	3.46%	17,274	60	1.38%
Interest bearing deposits (6)	7,566	66	3.46%	9,705	53	2.17%
Investment securities (6)	38,863	358	3.65%	12,761	82	2.56%

Total earning assets and interest income	342,827	6,199	7.17%	221,029	3,474	6.25%

Non-interest earning assets:
Cash and due from banks	7,455			8,218
Premises and equipment	6,713			4,358
Other assets	2,800			1,039
Allowance for credit losses	(2,666)			(2,015)

Total assets	$357,129			$232,629

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand deposits	$86,387	$341	1.57%	$73,386	$182	0.99%
Savings deposits	11,341	41	1.43%	12,156	15	0.49%
Time deposits $100,000 or more	67,520	554	3.26%	31,405	172	2.18%
Other time deposits	86,456	743	3.41%	49,835	294	2.34%
Short-term borrowings	—	—	—	—	—	—
Long-term borrowings	15,443	165	4.24%	483	7	6.59%

Total interest bearing liabilities	267,147	1,844	2.74%	167,265	670	1.59%

	Three Months Ended September 30,
	2005			2004
	Average	Interest	Average	Average	Interest	Average
	Balance	Income/	Yield/	Balance	Income/	Yield/
	(1)	Expense	Cost (2)	(1)	Expense	Cost (2)
	(Dollars in thousands)
Noninterest-bearing liabilities:
Demand deposits	48,204			46,489
Other liabilities	1,723			816
Stockholders’ equity	40,055			18,059

Total liabilities and stockholders’ equity	$357,129			$232,629

Net Interest Spread (7)			4.43%			4.66%

Net interest income/margin (8)		$4,355	5.04%		$2,804	5.05%

(1)	Average balances are obtained from the best available daily data.

(2)	Annualized.

(3)	Loans are gross of allowance for credit losses but after unearned fees.

(4)	Non-accruing loans are included in the average balances.

(5)	Interest income includes loan fees of $24,000 and $82,000 for the three months ended September, 2005 and 2004, respectively.

(6)	All investments are taxable.

(7)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities

(8)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

	Nine Months Ended September 30,
	2005			2004
	Average	Interest	Average	Average	Interest	Average
	Balance	Income/	Yield/	Balance	Income/	Yield/
	(1)	Expense	Cost (2)	(1)	Expense	Cost (2)
	(Dollars in thousands)
Assets
Earning assets:
Loans (3) (4) (5)	$239,703	$14,194	7.92%	$166,350	$8,947	7.18%
Federal funds sold (6)	20,934	474	3.03%	16,460	138	1.12%
Interest bearing deposits (6)	9,096	206	3.03%	12,444	193	2.07%
Investment securities (6)	38,814	1,069	3.68%	14,166	258	2.43%

Total earning assets and interest income	308,547	15,943	6.91%	209,420	9,536	6.08%

Non-interest earning assets:
Cash and due from banks	7,404			7,684
Premises and equipment	6,268			4,392
Other assets	2,408			1,058
Allowance for credit losses	(2,430)			(1,925)

Total assets	$322,197			$220,629

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand deposits	$78,373	$816	1.39%	$69,417	$457	0.88%
Savings deposits	11,905	81	0.91%	11,159	41	0.49%
Time deposits $100,000 or more	59,948	1,335	2.98%	31,960	536	2.24%
Other time deposits	80,256	1,933	3.22%	50,590	921	2.43%
Short-term borrowings	—	—	—	102	1	1.31%
Long-term borrowings	6,057	198	4.37%	492	26	7.06%

Total interest bearing liabilities	236,539	4,363	2.47%	163,720	1,982	1.62%

	Nine Months Ended September 30,
	2005			2004
	Average	Interest	Average	Average	Interest	Average
	Balance	Income/	Yield/	Balance	Income/	Yield/
	(1)	Expense	Cost (2)	(1)	Expense	Cost (2)
	(Dollars in thousands)
Noninterest-bearing liabilities:
Demand deposits	45,907			38,716
Other liabilities	1,436			822
Stockholders’ equity	38,315			17,371

Total liabilities and stockholders’ equity	$322,197			$220,629

Net Interest Spread (7)			4.44%			4.46%

Net interest income/margin (8)		$11,580	5.02%		$7,554	4.82%

(1)	Average balances are obtained from the best available daily data.

(2)	Annualized.

(3)	Loans are gross of allowance for credit losses but after unearned fees.

(4)	Non-accruing loans are included in the average balances.

(5)	Interest income includes loan fees of $106,000 and $319,000 for the nine months ended September, 2005 and 2004, respectively.

(6)	All investments are taxable.

(7)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities

(8)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
Provision for Loan Losses and Related Allowance for Loan Losses
The provision for loan losses was $324,000 for the three months ended September 30, 2005 as compared to $120,000 for the same period in 2004. For the nine months ended September 30, 2005, the provision for loan losses was $604,000 as compared to $506,000 for the same period in 2004. The increase in the provision was primarily to reflect the growth in the loan portfolio for the quarter and the nine months of 2005. The allowance for loan losses of $2.8 million at September 30, 2005 reflected management’s assessment of the current risk in the loan portfolio and represented 1% of total loans. Valley had two non-accrual loans totaling $145,000 and one loan of $11,000 that was past due 90 days or more as of September 30, 2005.
Non-interest Income and Non-interest Expense
Non-interest income was $66,000 for the three months ended September 30, 2005 as compared to $63,000 for the same period in 2004. For the nine months ended September 30, 2005, non-interest income was $203,000 as compared to $224,000 for the same period in 2004. The decrease of $21,000 was due primarily to lower aggregate service charges on deposit accounts. Higher average balances on deposit accounts maintained by the customers continued to hold down service charge income.
Non-interest expense was $1.9 million for the three months ended September 30, 2005, an increase of $478,000 over the same period in 2004. For the nine months ended September 30, 2005, non-interest expense was $5.2 million, an increase of $1.2 million over the same period in 2004. The increase was primarily a result of increased compensation and employee benefits costs due to increasing staff levels, higher professional fees associated with being a publicly traded company, higher data processing expenses due to increased number of accounts and transactions being processed, higher marketing and advertising costs, and higher occupancy costs associated with the move to the new headquarters and the opening of the fourth branch during the quarter ended September 30, 2005.

Balance Sheet
Valley’s total assets were $373 million at September 30, 2005, an increase of $122 million or 49% from $251 million at September 30, 2004. The increase was due primarily to a $96 million net increase in the loan portfolio, and a $25 million increase in available for sale securities. Total deposits increased by $102 million or 48% to $316 million at September 30, 2005, as compared to $214 million at September 30, 2004. Valley stockholders’ equity increased by $5 million or 14% to $40 million at September 30, 2005 from $35 million at September 30, 2004, due primarily to increased retained earnings.
About Valley Bancorp
Headquartered in Las Vegas, Valley Bancorp is the holding company for Valley Bank, a Nevada state-chartered commercial bank with branches in Las Vegas, Henderson, and Pahrump.

Website:	Valley Bancorp’s website	—	www.valleybancorp.com
	Valley Bank’s website	—	www.vbnv.com
This news release contains forward-looking statements. These statements are subject to a number of uncertainties and risks including, but not limited to, the company’s inability to generate increased earning assets, sustain credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, retain key personnel, and other risks detailed from time to time in Valley Bancorp’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the period ended December 31, 2004. Actual results may differ.
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